Exhibit 10.24

AGREEMENT

AGREEMENT dated October 29, 2010 between Jeffrey R. Tarr (“Tarr”), and IHS Inc., a Delaware corporation formerly known as IHS Group Inc. (the “Company”).
WHEREAS, Tarr and the Company are party an employment Letter Agreement dated November 1, 2004, as amended (“Employment Agreement”).
WHEREAS, Tarr has notified the Company pursuant to Section 1 of the Employment Agreement that he does not want to extend the term of the Employment Agreement following the expiration of the current term on December 1, 2010.
WHEREAS, the parties wish to enter into this Agreement in connection with Tarr's notice to the Company to ensure an orderly transition for the business.
NOW, THEREFORE, the parties agree as follows:

1.    Tarr's last date of employment with the Company and its affiliates shall be December 31, 2010 (such date, or such earlier date as Tarr's employment is terminated, the “Effective Termination Date”). From the date hereof through the Effective Termination Date, Tarr shall continue in his current position as President and Chief Operating Officer of the Company, and, except as provided in paragraph 6 below, the other terms and conditions of his employment shall remain as currently in effect. As of the Effective Termination Date, Tarr shall cease to be an employee, officer or director of the Company or any affiliate of the Company. As used in this Agreement, the term “affiliate” shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

2.    Tarr shall be entitled to receive an annual bonus payment for the fiscal year ended November 30, 2010 pursuant to the IHS Annual Incentive Plan (“AIP”). Payment of such bonus shall be made to Tarr on the date the FY 2010 AIP payment is made to IHS executives generally. The personal objectives portion of Tarr's FY2010 AIP shall be paid at 125% of “target”. Tarr shall not participate in the AIP for the fiscal year ended November 30, 2011 or receive any bonus or incentive payment except as provided in the previous sentence.

3.    Restricted Stock.

(a)    Tarr has received grants of restricted stock units (“RSUs”), where each RSU represents one share of Class A common stock of IHS Inc. (“Shares”).

(b)    On the date hereof, a total of 82,500 RSUs at “target” performance level and/or time-based RSUs granted pursuant to award agreements held by Tarr are unvested. In recognition of Tarr's contributions to the Company, on the Effective Termination Date, 62,500 of such unvested RSUs shall vest, and Tarr shall be issued the Shares underlying such RSUs. Except for the 62,500 unvested RSUs that will vest in accordance with the preceding sentence, all of the remaining unvested RSUs under any outstanding award agreements will be forfeited on the Effective Termination Date.

(c)    The Company shall withhold from the Shares that otherwise would be released to Tarr when RSUs vest as provided herein the number of Shares required to satisfy any withholding taxes due as a result of the vesting of such RSUs, consistent with prior

Company practice.

(d)    Tarr has executed a Release in favor of the Company on the date hereof (“Release”). Pursuant to the terms of the Release, Tarr may revoke the Release within seven days of the date hereof. In the event Tarr revokes the Release within the seven day period, Tarr acknowledges that he will not be entitled to the consideration provided in this Section 3, and the Shares that would otherwise be released to Tarr when the 62,500 RSUs vest as provided herein will not be released to Tarr.

4.    Notwithstanding anything in this Agreement to the contrary, to the extent that Tarr and the Company in good faith determine that any payments or benefits provided for in this Agreement constitute “deferral of compensation” under Section 409A, then no such amount shall be payable to Tarr prior to the earliest date permitted by Section 13 of the Employment Agreement.

5.    Section 10 (Covenants) and Section 11 (Indemnification) of the Employment Agreement are hereby incorporated by reference. Tarr acknowledges that the obligations contained in Section 10(a) and 10(c) of the Employment Agreement survive the termination of Tarr's employment with the Company without limit and that the obligations contained in Section 10(b) of the Employment Agreement survive the termination of Tarr's employment with the Company for a period of 12 months after the Effective Termination Date. The Company acknowledges that the obligations contained in Section 11 of the Employment Agreement survive the termination of Tarr's employment with the Company without limit and that Tarr is also entitled to indemnification and advancement of expenses as set forth in the Company's Certificate of Incorporation and Bylaws.

6.    This Agreement and the Release, constitute the complete understanding between Tarr and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, notwithstanding that the Employment Agreement by its terms would otherwise expire December 1, 2010, Tarr and the Company agree that the Employment Agreement is terminated as a result of the notice provided by Tarr pursuant to Section 1 of the Employment Agreement effective as of the Effective Termination Date, that he is entitled to the benefits provided pursuant to Section 7(b) of the Employment Agreement, and neither party shall have any rights or obligations under the Employment Agreement thereafter; provided, however, that Sections 7 and 8 of the Employment Agreement shall terminate effective as of the date hereof and that Section 10 and Section 11of the Employment Agreement shall survive the termination of the Employment Agreement, as indicated above. In the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall prevail. Tarr has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

7.    In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

8.    This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

9.    This Agreement inures to the benefit of the Company and Tarr, and their respective successors and assigns.

10.    Tarr has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Tarr knowingly and voluntarily signs this Agreement.

11.    All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.

        IN WITNESS WHEREOF, Tarr and the Company have executed this Agreement as of the day and year first above written.

/s/ Jeffrey R. Tarr
Jeffrey R. Tarr

IHS INC.

/s/ Jeff Sisson
By: Jeff Sisson
Title: Sr. VP, Human Resources

FULL AND COMPLETE RELEASE

1.    Tarr Release.

(a)    I, Jeffrey R. Tarr, in consideration for the acceleration of vesting of RSUs described in the agreement between IHS Inc. (the “Company”) and me dated the date hereof (the “Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”) (collectively the “Released Claims”). PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the Release set forth in this Section shall not extend to: (i) any vested rights under any pension, retirement, profit sharing or similar plan; or (ii) my rights to indemnification and/or defense under any Company certificate of incorporation, bylaws and/or policy or procedure, under any insurance contract, or under Section 11 of the Employment Agreement dated November 1, 2004, as amended, in connection with any acts and omissions within the course and scope of my employment with the Company.

(b)    I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

(c)    I fully understand and agree that:

1.    this Release is in exchange for acceleration of RSUs to which I would otherwise not be entitled;

2.    no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.    I am hereby advised to consult with an attorney before signing this Release;

4.    I had 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.    I have 7 days following my signature of this Release to revoke the Release; and

6.    this Release, including the IHS Release set forth below, will not become effective or enforceable until the revocation period of 7 days has expired.

(d)    If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention:    Jeff Sisson
2.    IHS Release.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and its respective predecessors, successors and affiliates and current and former directors and officers, does hereby knowingly and voluntarily release and forever discharge Tarr and his heirs, executors, administrators and assigns from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company; whether KNOWN OR UNKNOWN, fixed or contingent, provided, however, no rights or claims are released or waived that may arise after the Agreement is signed by the Company or any claims for breach of the Agreement by Tarr. The Company represents and warrants that it has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer of any claim released hereby.
3.    Miscellaneous.
(a)    This Release is the complete understanding between the parties in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Neither party has relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
(b)    In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provisions will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
(c)    This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).
(d)    This release inures to the benefit of the Company and Tarr and their respective successors and assigns.
(e)    Each party has carefully read this Release, fully understands each of its terms and conditions, and intends to abide by this Release in every respect. As such, each party knowingly and voluntarily signs this release.

/s/ Jeffrey R. Tarr
Jeffrey R. Tarr
Date: October 29, 2010

IHS INC.

/s/ Jeff Sisson
By: Jeff Sisson
Title: Sr. VP, Human Resources